Execution Copy

ASSET CONTRIBUTION AGREEMENT

among

INNOVATIVE CARD TECHNOLOGIES, INC.

(“InCard”),

nCRYPTONE, S.A.

(the “Company”),

and

PROSODIE, S.A.

(the “Principal Shareholder”)

Dated as of June 28, 2006

i

4.9.	Compliance with Law	17
4.10.	No Brokers	18
4.11.	Due Diligence	18

ARTICLE V. COVENANTS		18

5.1.	Confidentiality; Non-Competition; Non-Solicitation.	18
5.2.	Further Assurances	22
5.3.	Conduct of Business	23
5.4.	No Solicitation	22
5.5.	Notification of Certain Matters	23
5.6.	Investigation by InCard	24
5.7.	Tax Matters.	24
5.8.	Transition Services.	25
5.9.	Electrostatic Patent	26
5.10.	Consents to Assignment	26
5.11.	Right of First Refusal.	27
5.12.	VASCO and RSA Accounts Receivable	27
5.13.	Publicity	28

ARTICLE VI. CONDITIONS TO CLOSING		28

6.1.	Conditions to Obligations of the Company	28
6.2.	Conditions to Obligations of InCard	28

ARTICLE VII. INDEMNIFICATION; REMEDIES		29

7.1.	Limitation on Survival of Representations and Warranties	29
7.2.	Indemnification.	30

ARTICLE VIII. TERMINATION		33

8.1.	Termination	33
8.2.	Effect of Termination	34

ARTICLE IX. MISCELLANEOUS		34

9.1.	Defined Terms	34
9.2.	Notices.	42
9.3.	Rules of Construction	44
9.4.	Titles	44
9.5.	Entire Agreement	44
9.6.	Assignment	44
9.7.	Amendment or Modification	45
9.8.	Waiver	45
9.9.	Severability	45
9.10.	Burden and Benefit	45
9.11.	Governing Law	45
9.12.	Consent to Jurisdiction	45
9.13.	Waiver of Trial by Jury	46

9.14.	Legal Fees	46
9.15.	Arbitration	46
9.16.	Specific Performance	47
9.17.	Cumulative Remedies	47
9.18.	Expenses	47
9.19.	Representation by Counsel	47
9.20.	Execution and Counterparts	48

EXHIBITS AND ANNEXES

Exhibit A	Assignment of Contract Rights
Exhibit B	Assignment of Intellectual Property Rights
Exhibit C	Assumption Agreement
Exhibit D	Evidence of Contribution
Exhibit E	Contribution Agreement (“Contrat d’Apport”)
Exhibit F	License Agreement Granting Licenses from InCard to the Company
Exhibit G	License Agreement Granting a License from the Company to InCard
Exhibit H	Reseller Agreements
Exhibit I	Services Agreement

Annex I-A	Accounts Payable
Annex I-B	Assumed Contracts
Annex II	Registration Rights

ASSET CONTRIBUTION AGREEMENT

This ASSET CONTRIBUTION AGREEMENT, dated as of June 28, 2006 (this “Agreement”), is entered into by and among: (i) Innovative Card Technologies, Inc., a Delaware corporation (“InCard”); (ii) nCryptone, S.A. (formerly known as AudioSmartCard, S.A.), a corporation organized under the laws of France (the “Company”); and (iii) Prosodie, S.A., a corporation organized under the laws of France (the “Principal Shareholder”).

RECITALS

A. The Company and InCard have jointly developed certain intellectual property related to financial transaction and similar cards with built-in sound storage and sound generation capability and built-in display functions pursuant to that certain Joint Development Agreement, dated July 25, 2005 (the “Joint Development Agreement”), and the Company owns all intellectual property comprising and relating to the product presently known as the “nC DisplayCard,” a credit card size card containing an embedded battery, a flexible screen, a button and a cryptoprocessor (including any future upgrades thereto or improvements thereon, the “nC DisplayCard”), none of which intellectual property is currently being exploited by or on behalf of the Company.

B. Since InCard is a party to the Joint Development Agreement, InCard has knowledge of the technology incorporated in the nC DisplayCard, as well as the principal participants in the market owning technology similar to the nC DisplayCard, and, as such, InCard understands the technological and market characteristics of, as well as the limitations and risks associated with, the nC DisplayCard.

C. The Principal Shareholder owns and controls substantially all of the outstanding equity interests of the Company.

D. Pursuant to the terms and subject to the conditions set forth in this Agreement, InCard desires to receive the Contributed Assets (as defined herein) from the Company, and the Company desires to contribute the Contributed Assets to InCard.

AGREEMENT

In consideration of the mutual covenants and promises contained in this Agreement and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I.
CONTRIBUTION OF CONTRIBUTED ASSETS; LICENSES

1.1.  Transfer of Contributed Assets. Pursuant to the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall contribute, assign, transfer, convey and deliver to InCard, and InCard shall, in exchange for the Equity Consideration, receive from the Company, all of the Company’s right, title and interest in, to and under the following assets (collectively, the “Contributed Assets”):

(a)  all Intellectual Property associated with, incorporated into or related to the nC DisplayCard, including, without limitation, all rights in and to the Beep Patent;

(b)  all Intellectual Property that is or was newly conceived, made or created prior to the Closing Date, whether solely by one party or jointly by both parties, as a result of performance pursuant to the Joint Development Agreement;

(c)  all monetary deposits and work-in-process that the Company has with SmartDisplayer Technology Co., Ltd. (“SmartDisplayer”);

(d)  all work-in-process that the Company has with RSA Security, Inc. (“RSA”);

(e)  all Inventory;

(f)  the Assumed Contracts;

(g)  all equipment and other tangible assets of the Company primarily used in connection with designing, manufacturing, testing, distributing or marketing the nC DisplayCard; and

(h)  all goodwill, other intangibles and any other Intellectual Property rights relating to the foregoing;

it being understood that no customers or goodwill associated with customers, or accounts receivable, purchase orders from, or contracts with, customers of the Company will be comprised in, or transferred or assigned with, the Contributed Assets, and no right or benefit arising thereunder or resulting therefrom will be assumed by InCard, and it being further understood that, aside from the Contributed Assets, no other assets of the Company shall be contributed, assigned, transferred, conveyed or delivered to InCard hereunder.

1.2.  Assumption of Liabilities. Upon the terms and subject to the conditions contained in this Agreement, InCard shall assume only the following Liabilities of the Company (collectively, the “Assumed Liabilities”):

(a)  all Liabilities accruing, arising out of or relating to events or occurrences happening after the Closing Date relating to the Contributed Assets (including, among others, the Assumed Contracts), but excluding any Liabilities related to the Contributed Assets that accrue, arise out of or relate to periods on or prior to the Closing Date and excluding any Liability for any Default under any such Assumed Contract by the Company occurring on or prior to the Closing Date; and

(b)  the accounts payable relating to nC DisplayCard owed by the Company to SmartDisplayer, RSA and VASCO Data Security International, Inc. (“VASCO”), each a third-party supplier of the Company, as set forth on Annex I-A attached hereto.

1.3.  Excluded Liabilities. Notwithstanding any other provision of this Agreement, InCard shall not assume or otherwise be responsible for (and nothing in this Agreement or any Ancillary Agreement shall be construed as imposing on InCard) any Liabilities of the Company or any of its Affiliates, including, without limitation, any and all Tax Liabilities for federal, state, local or foreign Taxes, and any Liabilities that the Company is responsible for pursuant to Section 1.7 hereof, except for the Assumed Liabilities expressly specified in Section 1.2 hereof, whether accruing, arising out of or relating to periods prior to, on or after the Closing Date (collectively, the “Excluded Liabilities”).

1.4.  Termination of the Joint Development Agreement. The parties hereto agree and acknowledge that, effective as of the Closing Date, the Joint Development Agreement shall be terminated in its entirety and shall thereafter have no further force and effect, except as otherwise provided for in this Section 1.4. The parties hereto further agree and acknowledge that (a) none of the parties shall retain any rights or obligations under or pursuant to the Joint Development Agreement after the Closing Date, and (b) each party shall release and discharge the other party from all rights, obligations, duties, claims, demands and causes of action arising or claimed as arising between the parties under the Joint Development Agreement on or prior to the Closing Date (including payments due to each party from the other party), which rights, obligations, duties, claims, demands and causes of action shall be deemed to be satisfied as of the Closing Date (the “JDA Termination”); provided, however, that the ownership rights created in the Intellectual Property developed pursuant to Section 14 of the Joint Development Agreement shall in no way be affected by the JDA Termination except as otherwise provided for pursuant to the terms of this Agreement.

1.5.  Consideration. In exchange for the contribution, assignment, transfer, conveyance and delivery from the Company to InCard of the Contributed Assets in accordance with Section 1.1 hereof and the other Ancillary Agreements, InCard shall, at the Closing, (i) deliver to the Company 4,500,000 shares of common stock, par value $0.001 per share, of InCard (the “InCard Common Stock,” and such number of shares of InCard Common Stock being the “Equity Consideration”), representing, on the date hereof, a total value of U.S.$19,741,500 (based on the straight-line average per share trading price of InCard Common Stock on the OTC Bulletin Board during the 20 consecutive trading days immediately preceding the date hereof multiplied by 4,500,000 shares of InCard Common Stock) (the “Stock Value”) and (ii) assume the Assumed Liabilities in accordance with Section 1.2 hereof. In connection herewith, the parties hereby acknowledge that the Company shall have the registration rights set forth in Annex II attached hereto, the terms of which are incorporated by reference herein, with respect to the Registrable Securities (as such term is defined in Annex II attached hereto).

1.6.  Withholding Taxes. Except as otherwise provided in Section 5.7(c) hereof, InCard shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Company (including, for the avoidance of doubt, any amounts payable under Section 1.7 hereof) such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made.

1.7.  Closing Costs and Fees. The Company shall be responsible for any documentary and transfer Taxes and any sales, use or other similar Taxes (“Transfer Taxes”) imposed by any non-United States governmental authority by reason of the transfers of Contributed Assets provided hereunder. InCard shall be responsible for any Transfer Taxes imposed by any United States governmental authorities by reason of the transfers of Contributed Assets provided hereunder. The Company and InCard, as the case may be, shall at their own expense file all necessary Tax Returns and other documentation with respect to their obligation to pay Transfer Taxes. The Company shall file the Contribution Agreement with the Tax authorities in France and shall be liable for and shall pay the registration Tax (“droits d’enregistrement”) with respect to the Contribution Agreement. The Company shall pay the fees and costs of recording or filing all applicable conveyancing instruments described in Section 2.2 hereof in France and InCard shall pay the fees and costs of recording or filing all applicable conveyancing instruments described in Section 2.2 hereof in the United States.

ARTICLE II.
CLOSING

2.1.  The Closing. The closing of the transactions contemplated herein (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 633 West Fifth Street, Suite 4000, Los Angeles, California, at 9:00 a.m. on a date mutually agreed to by the parties hereto in writing that is not later than the second Business Day after the satisfaction or waiver of each of the conditions set forth in Sections 6.1 and 6.2 hereof, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”); provided, that, InCard and the Company hereby agree that the signature pages to this Agreement, the Ancillary Agreements and any other documents and instruments referenced in Section 2.2 hereof may be delivered by each party to the other party electronically, with the original signature pages to be delivered by each party to the other party promptly after the Closing.

2.2.  Closing Deliveries.

(a)  Deliveries by InCard. Upon the terms and subject to the conditions set forth in this Agreement, in reliance on the representations, warranties and agreements of the Company and the Principal Shareholder contained herein, in consideration of the contribution, conveyance, transfer, assignment and delivery of the Contributed Assets and the Company’s entry into the JDA Termination, at the Closing, InCard shall deliver each of the following (in form and substance satisfactory to the Company and its legal counsel) to the Company:

(i) an electronic copy of the stock certificate(s) representing the shares of InCard Common Stock constituting the Equity Consideration (it being understood that InCard shall deliver, or cause to be delivered, to its legal counsel’s Los Angeles office the original stock certificate(s) representing such shares to be held in escrow until its legal counsel’s receipt of InCard’s original signature pages to this Agreement, the Ancillary Agreement and any other documents and instruments referenced in this Section 2.2, at which time, InCard shall direct its legal counsel to promptly deliver such original stock certificate(s) to the Company);

(ii) the Assumption Agreement;

(iii) the Assignment of Intellectual Property Rights;

(iv) a certificate executed by the Secretary or an Assistant Secretary of InCard certifying as of the Closing Date (A) a true and complete copy of the Organizational Documents of InCard certified as of a recent date by the Secretary of State of the State of Delaware, (B) a true and complete copy of the resolutions of the board of directors of InCard authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (C) incumbency matters;

(v) a certificate of good standing and/or subsistence of InCard, dated as of a recent date prior to the Closing, issued by the Secretary of State of the State of Delaware;

(vi) a certificate executed by the Chief Executive Officer of InCard certifying as to the matters set forth in Section 6.1(a) hereof as of the Closing Date;

(vii) the Reseller Agreements;

(viii) the License Agreements;

(ix) the Services Agreement;

(x) a letter from NagraID Corp.-Kudelski Group (“NagraID”) addressed to the Company confirming that, during the period that InCard has exclusivity rights with NagraID pursuant to the terms of that certain Co-Operation Agreement, dated February 1, 2005, by and between InCard and NagraID, as amended or supplemented from time to time, InCard has granted NagraID permission to manufacture the nC AudioCard for the Company and to deal directly with the Company; and

(xi) the Contribution Agreement.

(b)  Deliveries by the Company. Upon the terms and subject to the conditions set forth in this Agreement, in reliance upon the representations, warranties and agreements of InCard contained herein and in consideration of InCard’s payment of the Equity Consideration to be delivered to the Company and entry into the JDA Termination, at the Closing, the Company shall deliver each of the following (in form and substance satisfactory to InCard and its legal counsel) to InCard:

(i) the Evidence of Contribution;

(ii) the Assignment of Contract Rights;

(iii) the Assignment of Intellectual Property Rights;

(iv) (A) a true and complete copy of the by-laws (statuts) of the Company certified as of the Closing Date by the President of the Company (Président du Conseil et Directeur Général), (B) a true and complete copy of the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, certified as of the Closing Date by the President of the Company (Président du Conseil et Directeur Général), (C) an original copy of the K-bis extract of the Company and état des inscriptions relating to the Company, in each case issued by the Commercial Court of Nanterre, dated as of a recent date prior to the Closing;

(v) a certificate of non-bankruptcy (certificat de non faillite) of the Company as of the Closing Date, and similar certificate, dated as of a recent date prior to the Closing;

(vi) a certificate executed by the President of the Company (Président du Conseil et Directeur Général) certifying as to the matters set forth in Section 6.2(a) hereof as of the Closing Date;

(vii) all Source Code, object code and executable code for any software included in the Contributed Assets in electronic form, and all related documentation;

(viii) the Reseller Agreements;

(ix) the License Agreements;

(x) the Services Agreement;

(xi) the Contribution Agreement; and

(xii) such other documents and instruments as in the opinion of counsel for InCard may be reasonably required to effectuate the terms of this Agreement and to comply with the terms hereof.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL SHAREHOLDER

The Company hereby represents and warrants, and, with respect to the representations and warranties concerning the Principal Shareholder set forth in Sections 3.2, 3.3(b), 3.4 and 3.14, the Company and the Principal Shareholder jointly and severally represent and warrant, to InCard as follows, except as otherwise set forth on the Disclosure Schedules, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

3.1.  Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of France with full corporate power and authority to conduct its business as it is presently being conducted and to own and/or use the properties and assets that it purports to own and/or use. Copies of the Organizational Documents of the Company, and all amendments thereto, heretofore delivered to InCard are true, accurate and complete as of the date hereof. The Company is not insolvent (en état de cessation de paiements) or subject to any safeguard, bankruptcy or insolvency Actions under any applicable Regulations, nor to any Actions in view of the prevention or resolution of business difficulties (or any similar actions) nor in a situation likely to result in such Actions.

3.2.  Capitalization. The authorized capital stock of the Company consists of 10,148,060 Actions Ordinaires all of which are issued and outstanding.  The Principal Shareholder owns 10,148,057 shares and three other shareholders of the Company each hold one share pursuant to a share loan, in each case, of the issued and outstanding Actions Ordinaires. The Principal Shareholder and such other shareholders collectively own all of the issued and outstanding equity interests of the Company and have the sole power and authority to any voting rights with respect to their respective equity interests in the Company.

3.3.  Authorization.

(a)  The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by the Company pursuant hereto, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly approved by the board of directors and/or shareholders (or other analogous bodies) of the Company, and InCard has been provided with documentation of such approvals. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and is, and upon execution and delivery of the Ancillary Agreements to which it is a party, each of such Ancillary Agreements will be, legal, valid and binding obligations of the Company enforceable against it in accordance with their terms, in each case, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(b)  The Principal Shareholder has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery by the Principal Shareholder of this Agreement, and the consummation by the Principal Shareholder of the transactions contemplated hereby have been duly approved by the board of directors and/or shareholders (or other analogous bodies) of the Principal Shareholder, and InCard has been provided with documentation of such approvals. No other corporate proceedings on the part of the Principal Shareholder are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Principal Shareholder and is a legal, valid and binding obligation of such Principal Shareholder enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

3.4.  Consents and Approvals. Except as set forth on Schedule 3.4 of the Disclosure Schedules, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or Permit from, any Person, is required to be made or obtained by the Company or the Principal Shareholder or any Affiliate of the Company or the Principal Shareholder in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.

3.5.  Title to Contributed Assets; Encumbrances. The Company has and at the Closing will transfer to InCard, good and marketable title to, the Contributed Assets, and upon the consummation of the transactions contemplated herein InCard will acquire good and marketable title to all of the Contributed Assets, in each case free and clear of all Encumbrances. The items of Tangible Property of the Company that are part of the Contributed Assets are in good operating condition and repair (normal wear and tear excepted), are free from material defects, have been maintained in accordance with normal industry practice, are fit for use in the ordinary course of business and conform in all material respects to all Regulations relating to their construction, use and operation.

3.6.  Contracts and Commitments. Schedule 3.6 of the Disclosure Schedules sets forth a complete and accurate list of all Contracts (including oral agreements) by which the Contributed Assets are bound or affected, including, without limitation, the Assumed Contracts. The Company has delivered to InCard true, correct and complete copies of all of the Contracts listed on Schedule 3.6 of the Disclosure Schedules, including all amendments and supplements thereto. All of such Contracts are valid, binding and enforceable in accordance with their terms. The Company has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under each such Contract. All parties to such Contracts have complied in all material respects with the provisions thereof, no party is in Default thereunder and no written notice of any claim of Default has been given to the Company. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or any other Person the right to default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any such Contract.

3.7.  No Conflict or Violation. Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the Organizational Documents of the Company, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any Contract (including, without limitation, any Assumed Contracts) or Permit, to which the Company is a party and which could impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, or by which any Contributed Asset is bound or subject, (c) violate any Regulation or Court Order or (d) impose any Encumbrance on the Contributed Assets.

3.8.  Litigation. Except as set forth on Schedule 3.8 of the Disclosure Schedules, there are no Actions pending, or to the Knowledge of the Company, threatened or anticipated (a) against, related to or affecting any of the Contributed Assets (including, without limitation, any Actions pertaining to or alleging that the Contributed Assets infringe upon, misappropriate or violate the Intellectual Property rights of other Persons) or (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement or the Ancillary Agreements. The Company is not in Default with respect to or subject to any Court Order, and there are no unsatisfied judgments against the Company, in each case relating in any way to any of the Contributed Assets.

3.9.  Compliance with Law. The Company is in compliance in all material respects with all, Regulations, Court Orders and arbitration decisions relating to the Company to the extent related in any respect to any of the Contributed Assets or which have any impact on the ability of the Company to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The Company has not received any written notice to the effect that, or otherwise been advised that, it is not in compliance with any such Regulations, Court Orders or arbitration decisions, which non-compliance could adversely affect the Contributed Assets or the ability of the Company to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, and the Company has no reason to anticipate that any existing circumstances are likely to result in violations of any of the foregoing which violations could adversely affect the Contributed Assets or the ability of the Company to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

3.10.  Intellectual Property. (a)  Intellectual Property Assets. Schedule 3.10(a) of the Disclosure Schedules sets forth a true and complete list of all of the Company Registered Intellectual Property including, without limitation: (i) for each patent, the number, normal expiration date and subject matter of such patent and the jurisdiction in which such patent has been issued, or, if a patent application, the application number, date of filing and subject matter of such patent and the jurisdiction in which such patent application has been filed, (ii) for each registered trademark, service mark, logo, and trade name (each a “Mark”), the registration number and expiration date of and the class of goods or services (as applicable) covered by such Mark and the jurisdiction in which such Mark has been registered or, if an application therefor, the application/serial number and date of filing of such application, the jurisdiction in which such application has been filed and the class of goods covered by such application, and (iii) for each copyright, the registration number and expiration date of such copyright and the jurisdiction in which such copyright has been registered, or, if a copyright application, the application number and date of filing of such application and the jurisdiction in which such application has been filed. Schedule 3.10(a) of the Disclosure Schedules also sets forth all unregistered trademarks, service marks, logos and trade names owned by the Company with respect to the Contributed Assets. True and correct copies of all Company Registered Intellectual Property have been provided to InCard. The Intellectual Property included in the Contributed Assets is sufficient to allow InCard to fully exploit the nC DisplayCard and the Buzzer Patents in the manner currently exploited.

(b)  Ownership, Validity and Enforceability of Intellectual Property. The Company Registered Intellectual Property has not expired or been cancelled or abandoned, and is not subject to any pending or, to the Knowledge of the Company, threatened opposition, cancellation, interference, reexamination, litigation, arbitration or similar proceeding. All necessary registration, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property have been paid, and all necessary documents, recordations and certificates in connection with the Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. The Company has obtained any and all Permits and/or authorizations required by applicable Regulations relating to encryption means and/or services. The Company owns all right, title, and interest (including the sole right to enforce), free and clear of all Encumbrances, in and to all Company Intellectual Property, and with respect to Company Registered Intellectual Property is listed in the records of the appropriate United States, state and/or foreign authorities as the sole owner for each item thereof. Except for those licenses listed in Schedule 3.10(c) of the Disclosure Schedules, the Company has not (i) transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use or joint ownership of, any Company Intellectual Property, to any other Person, (ii) entered into any agreement whereby the Company has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the Company Intellectual Property or (iii) permitted the Company’s rights in such Company Intellectual Property to enter into the public domain. Without limiting the generality of the foregoing, and except as set forth on Schedule 3.10(b) of the Disclosure Schedules, no current or former employee of or independent contractor to the Company has any claim, right (whether or not currently exercisable) or interest to or in any Company Intellectual Property, and any such claim, right or interest that any current or former employee of or independent contractor to the Company might have had, has been validly and irrevocably transferred to the Company. All Company Intellectual Property that is registered with any Governmental Authority is valid, subsisting and enforceable.

(c)  Licensing Agreements. Schedule 3.10(c) of the Disclosure Schedules sets forth a true and complete list of all Contracts containing either (i) a license of (or covenant not to sue related to) Company Intellectual Property by the Company to a third party, or (ii) a license of Company Intellectual Property by a third party to the Company (in each case that have not, prior to the date hereof, expired or been terminated pursuant to their terms or operation of law). A true and correct copy of each such Contract has been provided to InCard. Such Contracts are legal, valid, binding, enforceable and in full force and effect, and the underlying Intellectual Property of each such Contract is not subject to any outstanding injunction, judgment, order, decree or ruling. No action, suit, proceeding, hearing, investigation or complaint is pending or, to the Knowledge of the Company, threatened, nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of the underlying Intellectual Property of each such Contract. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in a breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to such Contracts. All parties to such Contracts are in material compliance with, and have not materially breached any term of, any such Contracts, and have not performed any act or omitted to perform any act which, with notice or lapse of time or both, will become a material breach or default thereunder. No party to any such Contract has given notice of termination or repudiation of any provision thereof. Following the Closing Date, InCard will be permitted to exercise all of the Company’s rights under such Contracts on terms identical to those in effect as of the date of this Agreement and to the same extent the Company would have been able to had the transactions contemplated by this Agreement and the Ancillary Agreements not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise have been required to pay. Schedule 3.10(c) of the Disclosure Schedules also sets forth a true and complete list of all royalties, fees, and similar payments that the Company is obligated to pay to any third party under such Contracts, and except as set forth therein, the Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any Company Intellectual Property.

(d)  Protection of Intellectual Property. The Company has taken all reasonable steps to obtain, maintain and protect the Company Intellectual Property. Without limiting the foregoing, the Company has taken all reasonable security measures to protect the secrecy, confidentiality and value of all of its trade secrets and confidential information, and any trade secrets and confidential information of third parties provided thereto, according to the laws of the applicable jurisdictions where such trade secrets and confidential information are developed, practiced or disclosed. Without limiting the foregoing, and except as set forth on Schedule 3.10(d) of the Disclosure Schedules, the Company has and enforces, and has had and enforced, a policy consistent with industry practice, requiring each employee, consultant and contractor to execute work-for-hire, invention assignment, proprietary information, and confidentiality agreements (as applicable) to protect the Company Intellectual Property.

(e)  No Infringement. The Company has no basis to believe that the Company Intellectual Property infringes, conflicts with, misappropriates, or otherwise violates any rights of any Person in or to any Intellectual Property, violates any right to privacy or publicity, or constitutes unfair competition or trade practices under the laws of any jurisdiction to which the Company is subject. Except as set forth in Schedule 3.10(e) of the Disclosure Schedules, the Company has not received notice from any Person claiming that the Company Intellectual Property infringes, conflicts with, misappropriates or otherwise violates the rights of any Person in or to any Intellectual Property, violates any rights to privacy or publicity, or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(f)  No Third Party Infringers. The Company has taken all reasonable and prudent steps consistent with industry practice to protect the Company Intellectual Property from infringement by any other Person. No other Person (i) has, to the Knowledge of the Company, the right to use any of the Company’s trademarks or service marks on the goods and/or services in connection with which they are now being used either in identical form or in such near resemblance thereto as to be likely, when applied to the goods or services of any such Person, to cause confusion with such trademarks or to cause a mistake or to deceive or (ii) has notified the Company that such Person is claiming any ownership of or right to use any of the Company Intellectual Property. The Company has no basis to believe that any other Person is infringing upon, violating or misappropriating any of the Company Intellectual Property in any way.

(g)  No Third Party Rights Required. Except as expressly disclosed herein, to the Knowledge of the Company, no rights or licenses from any other Person are required for InCard to use the Contributed Assets for their intended purposes including, but not limited to, making, having made, importing, using, selling and offering for sale the nC DisplayCard.

(h)  No Court Orders. There are no forbearances to sue, consents, settlement agreements, judgments, orders or similar litigation-related, inter partes or adversarial-related, or government-imposed obligations to which the Company is a party or are otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Company Intellectual Property or (ii) grant any third party any right with respect to any Company Intellectual Property.

(i)  Open Source. To the Knowledge of the Company, no software included in the Contributed Assets is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) could or does require, or could or does condition the use or distribution of such software on, the disclosure, licensing or distribution of any Source Code for any portion of such software; or (ii) could or does otherwise impose any limitation, restriction or condition on the right or ability of the Company to use or distribute any software.

(j)  Defects. None of the software included in the Contributed Assets (i) contains any material bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) preventing or inhibiting the full use of such software or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such software or any product, system or service containing or used in conjunction with such software. To the Knowledge of the Company, no such software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any material respect the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (B) damaging or destroying any data or file without the user’s consent.

(k)  Source Codes. No Source Code for any software included in the Contributed Assets has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. The Company has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the Source Code for any such software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company.

(l)  Transaction. The transactions contemplated by this Agreement and the Ancillary Agreements will not result in: (i) the granting to any third party any incremental right to or with respect to any Company Intellectual Property owned by, or licensed to, any of them, (ii) InCard being bound by, or subject to, any incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses, or (iii) InCard being obligated to pay any incremental royalties or other material amounts, or offer any incremental discounts, to any third party. As used in this paragraph, an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess of the rights, non-competes, restrictions, royalties or discounts payable that would have been required to be offered or granted, as applicable, had the parties not entered into this Agreement and the Ancillary Agreements or consummated the transactions contemplated hereby.

3.11.  Tax Matters.

(a)  There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the Contributed Assets.

(b)  There are no Tax indemnity arrangements, other than as provided for in this Agreement, with respect to or involving the Contributed Assets.

3.12.  No Brokers. Neither the Company nor any of its officers, directors, employees, shareholders or Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of the InCard or any of its Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

3.13.  No Other Agreements to Sell the Assets or Capital Stock of the Company. Neither the Company nor any of its officers, directors, shareholders or Affiliates has any commitment or legal obligation, absolute or contingent, to any other person or firm other than InCard (a) to sell, assign, transfer or effect a sale of any of the Contributed Assets, (b) to sell or effect a sale of any capital stock of the Company, to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Company, in each case, which results in a change of control of the Company, or (c) to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing. The Company is not now engaged in discussions or negotiations with any party other than InCard with respect to any of the foregoing. For purposes of clarity, the foregoing shall in no way restrict the actions of the Company, or its officers, directors, shareholders and Affiliates after the Closing Date.

3.14.  Accredited Investor Status.

(a)  The Company acknowledges that it can bear the economic risk of its investment in the InCard Common Stock. The Company has the capacity to protect its own interests in connection with the InCard Common Stock. The Company has the financial capacity to bear the risk of its investment in the InCard Common Stock. The Company is an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect, under the Securities Act.

(b)  The InCard Common Stock to be acquired by the Company will be acquired for investment for the Company’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and neither the Company nor the Principal Shareholder has any present intention of selling, granting any participation in, or otherwise distributing the same. Neither the Company nor the Principal Shareholder presently has any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or to any third person, with respect to any of the InCard Common Stock.

(c)  The Company has received and reviewed information about InCard and has had an opportunity to discuss InCard’s business, management and financial affairs with its management. The Company understands and acknowledges that such discussions, as well as any written information issued by InCard (i) were intended to describe the aspects of InCard’s business and prospects which InCard believes to be material, but were not necessarily an exhaustive description, and (ii) may have contained forward-looking statements involving known and unknown risks and uncertainties which may cause InCard’s actual results in future periods or plans for future periods to differ materially from what was anticipated and that no representations or warranties were or are being made with respect to any such forward-looking statements or the probability of achieving any of the results projected in any of such forward-looking statements.

(d)  The Company understands that the shares of InCard Common Stock are, unless and until registered as contemplated in Annex II attached hereto or otherwise, “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Company must hold the InCard Common Stock indefinitely until registered and qualified by state authorities, or until an exemption from applicable registration and qualification requirements is available.

3.15.  Material Misstatements or Omissions. No representations or warranties by the Company or the Principal Shareholder in this Agreement, nor any document, exhibit, statement, certificate or schedule heretofore or hereinafter furnished to InCard pursuant hereto, or in connection with the transactions contemplated hereby, including, without limitation, the Disclosure Schedules, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading. Each of the Company and the Principal Shareholder has disclosed all events, conditions and facts materially affecting the Contributed Assets.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF INCARD

InCard hereby represents and warrants to the Company and the Principal Shareholder as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

4.1.  Organization of InCard. InCard is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full power and authority to own and lease its properties and assets and conduct its businesses as such businesses are presently being conducted. InCard is duly qualified to do business and is in good standing in each jurisdiction in which its rights, titles and interests in or to any of the assets held by it, or the conduct of its business, require such qualification except where failure to be so qualified or in good standing, would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), liabilities, operations or results of operations of InCard.

4.2.  Capitalization. The authorized capital stock of InCard consists of (a) 50,000,000 shares of InCard Common Stock and (b) 5,000,000 shares of preferred stock, par value $0.001 per share, of InCard (“InCard Preferred Stock”). As of the date of this Agreement, there are (i) 22,014,566 shares of InCard Common Stock issued and outstanding, (ii) no shares of InCard Preferred Stock issued and outstanding; (iii) 2,215,000 shares of InCard Common Stock reserved for issuance pursuant to the Innovative Card Technologies, Inc. 2004 Stock Incentive Plan and (iv) 6,932,198 shares of InCard Common Stock reserved for issuance upon conversion of warrants. The shares of InCard Common Stock to be issued pursuant to Section 1.5 hereof, when issued as contemplated herein, will be duly authorized, validly issued, fully paid and nonassessable, will be free of restrictions on transfer, other than restrictions set forth herein and under applicable U.S. federal and state securities laws, and will not be issued in violation of any preemptive rights.

4.3.  Authorization. InCard has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by InCard of this Agreement and the Ancillary Agreements to which it is a party and the consummation by InCard of the transactions contemplated hereby and thereby have been duly approved by the board of directors of InCard. No other corporate proceedings on the part of InCard are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by InCard and is, and upon execution and delivery the Ancillary Agreements to which it is a party, will be, legal, valid and binding obligations of InCard, enforceable against it in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor’s rights generally or by equitable principles (whether considered in an action at law or in equity).

4.4.  Consents and Approvals. Except for the approval of Incard’s board of directors as described in Section 4.3 hereof and except for filings, declarations, registrations, Permits, authorizations, consents, notice and approvals as may be required under, and other applicable requirements of, any U.S. federal and state securities law (including any blue-sky law), no notice to, declaration, filing or registration with, or authorization, consent or approval of, or Permit from, any Person, is required to be made or obtained by InCard or any of its Affiliates in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.

4.5.  No Conflict or Violation. Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by InCard with any of the provisions hereof, will (a) violate or conflict with any provision of the Organizational Documents of InCard, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of InCard’s assets under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which InCard is a party or (c) violate any Regulation or Court Order.

4.6.  SEC Filings; Financial Statements.

(a)  InCard has timely filed all registration statements, prospectuses, forms, reports and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2005 (collectively, the “InCard SEC Filings”). Each InCard SEC Filing (A) as of its date complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Chief Executive Officer and the Chief Financial Officer of InCard have signed, and InCard has furnished to the Securities and Exchange Commission, all certifications required by Section 906 of the Sarbanes-Oxley Act of 2002, such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn and neither InCard nor any of its officers has received notice from any applicable governmental or regulatory authority questioning or challenging the accuracy, completeness, form or manner filing or submission of such certifications.

(b)  Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the InCard SEC Filings was prepared in accordance with U.S. generally accepted accounting principals applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the consolidated financial position of InCard as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments). Except (i) as set forth or reserved for in the consolidated interim balance sheets of InCard at March 31, 2006, filed with the Securities and Exchange Commission on May 11, 2006 on Form 10-QSB or (ii) for Liabilities incurred in the ordinary course of business and consistent with past practice since March 31, 2006, InCard does not have any Liabilities that would be required by United States generally accepted accounting principles to be disclosed on a consolidated balance sheet of InCard or in the notes thereto and which has had or is reasonably likely to have a material adverse effect on InCard.

4.7.  Issuance of InCard Common Stock. Subject to the bona fide nature of the Company’s investment intent and the truth and accuracy of the Company’s representations set forth in Section 3.14 hereof, to the Knowledge of InCard, the issuance of shares of InCard Common Stock pursuant to Section 1.5 hereof is exempt from the registration provisions of the Securities Act. Neither InCard nor any authorized agent acting on its behalf has taken any action that would cause the loss of such exemptions.

4.8.  Litigation. There are no Actions pending, or to the Knowledge of InCard, threatened or anticipated against InCard or any of its Affiliates seeking to delay, limit or enjoin the transactions contemplated by this Agreement or the Ancillary Agreements.

4.9.  Compliance with Law. InCard is in compliance in all material respects with all, Regulations, Court Orders and arbitration decisions applicable to InCard which could impact the ability of InCard to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. InCard has not received any written notice to the effect that, or otherwise been advised that, it is not in compliance with any such Regulations, Court Orders or arbitration decisions, which non-compliance could adversely affect InCard or the ability of InCard to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, and InCard has no reason to anticipate that any existing circumstances are likely to result in violations of any of the foregoing, which violations could adversely affect InCard or the ability of InCard to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

4.10.  No Brokers. Neither InCard nor any of its Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of the Company or the Principal Shareholder or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

4.11.  Due Diligence. InCard has knowledge of the technology incorporated in the nC DisplayCard, as well as the principal participants in the market owning technology similar to the nC DisplayCard (and the fact that said participants have filed patent applications relating to technology similar to the technology used in the nC DisplayCard, and, as such, InCard understands the technological and market characteristics of, as well as the limitations and risks associated with, the nC DisplayCard. In addition, InCard has performed a due diligence on the Contributed Assets, as well as on the costs associated with development and technical aspects related thereto at the Company’s headquarters in France.

ARTICLE V.
COVENANTS

The Principal Shareholder, the Company and InCard each covenant and agree with the other as follows:

5.1.  Confidentiality; Non-Competition; Non-Solicitation.

(a)  By the Company and the Principal Shareholder.

(i) Each of the Company and the Principal Shareholder acknowledges that it has knowledge of certain confidential and proprietary information included in the Contributed Assets (the “Contributed Assets Confidential Information”) and that the Contributed Assets Confidential Information is confidential and proprietary to the Company and constitutes valuable trade secrets of the Company and affects, among other things, the successful development and protection of the Contributed Assets and related goodwill. Each of the Company and the Principal Shareholder acknowledges that the unauthorized use or disclosure of the Contributed Assets Confidential Information is likely to be highly prejudicial to the interests of InCard or its customers, advertisers, clients and patrons, or an improper disclosure or misappropriation of trade secrets. Each of the Company and the Principal Shareholder agrees that a substantial portion of the consideration to be paid pursuant to Section 1.5 hereof is being paid for the Contributed Assets Confidential Information and that the Contributed Assets Confidential Information represents a substantial investment having great economic and commercial value to InCard. Each of the Principal Shareholder and the Company further acknowledges that InCard would be irreparably damaged if any of the Contributed Assets Confidential Information were disclosed to, used or exploited on behalf of, or misappropriated by any Person other than InCard or any of its Affiliates. Accordingly, each of the Company and the Principal Shareholder covenants and agrees that it shall not, directly or indirectly, and shall require that its agents, Representatives, Affiliates and any other Persons acting on the Company’s or the Principal Shareholder’s behalf (the Company, the Principal Shareholder and such agents, Representatives, Affiliates and other Persons acting on the Company’s or the Principal Shareholder’s behalf being collectively referred to as the “Company Restricted Persons”) do not, without the prior written consent of InCard, disclose, use, exploit, furnish or make accessible to anyone or any other entity, the Contributed Assets Confidential Information at any time for so long as the Contributed Assets Confidential Information shall remain secret or confidential or otherwise remain wholly or partially protectable.

(ii) As partial consideration for InCard’s investment of time, money and resources in acquiring the Contributed Assets, each of the Company and the Principal Shareholder agrees that, during the period commencing on the date hereof and ending on the three year anniversary of the Closing Date (the “Restricted Period”), subject to the proviso set forth at the end of this Section 5.1(a)(ii), neither the Company nor the Principal Shareholder shall in any capacity, or in association with others, directly or indirectly, as advisor, agent, owner, partner, stockholder, beneficial owner or in any other capacity, and shall use its best efforts to ensure that the other Company Restricted Persons do not, directly or indirectly:

(A)  to sell or manufacture, or to license the technology to any other Person allowing such Person to sell or manufacture, a credit card size card containing an embedded battery, a flexible screen, a button and a cryptoprocessor anywhere in the world (the “Company Competitive Activities”);

(B)  own any interest in, manage, operate, advise, participate in or control any business or organization that engages in a Company Competitive Activity;

(C)  solicit for employment or engagement any person or entity who is or becomes employed or engaged by, or as an officer or director of, InCard or any of its Affiliates; or

(D)  solicit or entice customers or suppliers of InCard or its Affiliates to cease doing business with or reduce its relationship with InCard or its Affiliates;

provided, that the ownership of less than 5% of the outstanding equity interest in a publicly traded entity shall not constitute a violation of this Section 5.1(a)(ii) so long as none of the Company, the Principal Shareholder and any other Company Restricted Person has any active participation in the business of such entity.

(iii) Each of the Company and the Principal Shareholder hereby expressly acknowledges that the covenants contained in this Section 5.1(a) and in Section 5.11 hereof are integral to the issuance and delivery of the Equity Consideration in exchange for the contribution of the Contributed Assets by InCard and that without the protection of such covenants, InCard would not have entered into this Agreement. Each of the Company and the Principal Shareholder hereby further acknowledges that money damages will be impossible to calculate and may not adequately compensate InCard in connection with an actual or threatened breach by a Company Restricted Person of the provisions of this Section 5.1(a) and Section 5.11 hereof. Accordingly, on its own behalf and on behalf of each of the other Company Restricted Persons, each of the Company and the Principal Shareholder hereby expressly waives all rights to raise the adequacy of InCard’s remedies at law as a defense if InCard seeks to enforce by injunction or other equitable relief the due and proper performance and observance of the provisions of this Section 5.1(a) or Section 5.11 hereof. In addition, InCard shall be entitled to pursue any other available remedies at law or equity, including the recovery of money damages, in respect of the actual or threatened breach of the provisions of this Section 5.1(a) or Section 5.11 hereof. Each of the Company and the Principal Shareholder hereby expressly waives any right to assert inadequacy of consideration as a defense to enforcement of the covenants in this Section 5.1(a) or Section 5.11 hereof should such enforcement ever become necessary.

(b)  By InCard.

(i) InCard acknowledges that it has knowledge of certain confidential and proprietary information associated with the nC AudioCard (such information solely associated with the nC AudioCard and not otherwise included in the Contributed Assets being, the “nC AudioCard Confidential Information”) and that the nC AudioCard Confidential Information is confidential and proprietary to the Company and constitutes valuable trade secrets of the Company and affects, among other things, the successful development and protection of the nC AudioCard and related goodwill. InCard acknowledges that the unauthorized use or disclosure of the nC AudioCard Confidential Information is likely to be highly prejudicial to the interests of the Company or its customers, advertisers, clients and patrons, or an improper disclosure or misappropriation of trade secrets. InCard further acknowledges that the Company would be irreparably damaged if any of the nC AudioCard Confidential Information were disclosed to, used or exploited on behalf of, or misappropriated by any Person other than the Company or any of its Affiliates. Accordingly, InCard covenants and agrees that it shall not, directly or indirectly, and shall require that its agents, Representatives, Affiliates and any other Persons acting on InCard’s behalf (InCard and such agents, Representatives, Affiliates and other Persons acting on InCard’s behalf being collectively referred to as the “InCard Restricted Persons”) do not, without the prior written consent of the Company, disclose, use, exploit, furnish or make accessible to anyone or any other entity, the nC AudioCard Confidential Information at any time for so long as the nC AudioCard Confidential Information shall remain secret or confidential or otherwise remain wholly or partially protectable.

(ii) As partial consideration for the Company’s investment of time, money and resources in selling the Contributed Assets to InCard, InCard agrees that, during the Restricted Period, subject to the proviso set forth at the end of this Section 5.1(b)(ii), InCard shall not in any capacity, or in association with others, directly or indirectly, as advisor, agent, owner, partner, stockholder, beneficial owner or in any other capacity, and shall use its best efforts to ensure that the other InCard Restricted Persons do not, directly or indirectly:

(A)  without entering into separate agreements with the Company upon terms and conditions mutually acceptable to the Company and InCard (the negotiation of which InCard will initiate promptly following the Closing), manufacture (1) a credit card size card containing an embedded battery, flexible screen, a button and a cryptoprocessor which also emits an encrypted sound signal representing a dynamic password or (2) a credit card size card that emits an encrypted sound signal (collectively, the “InCard Competitive Activities”);

(B)  own any interest in, manage, operate, join, be employed by, advise, participate in or control any business or organization that engages in a InCard Competitive Activity;

(C)  subject to Section 5.8 hereof, solicit for employment or engagement any person or entity who is or becomes employed or engaged by, or as an officer or director of, the Company or any of its Affiliates; or

(D)  solicit or entice customers or suppliers of the Company or its Affiliates to cease doing business with or reduce its relationship with the Company or its Affiliates;

provided, that the ownership of less than 5% of the outstanding equity interest in a publicly traded entity shall not constitute a violation of this Section 5.1(b)(ii) so long as none of InCard and any other InCard Restricted Person has any active participation in the business of such entity.

(iii) InCard hereby expressly acknowledges that the covenants contained in this Section 5.1(b) are integral to the contribution of the Contributed Assets to InCard in exchange for the Equity Consideration and that without the protection of such covenants, the Company would not have entered into this Agreement. InCard hereby further acknowledges that money damages will be impossible to calculate and may not adequately compensate the Company in connection with an actual or threatened breach by a InCard Restricted Person of the provisions of this Section 5.1. Accordingly, on its own behalf and on behalf of each of the other InCard Restricted Persons, InCard hereby expressly waives all rights to raise the adequacy of the Company’s remedies at law as a defense if the Company seeks to enforce by injunction or other equitable relief the due and proper performance and observance of the provisions of this Section 5.1(b). In addition, the Company shall be entitled to pursue any other available remedies at law or equity, including the recovery of money damages, in respect of the actual or threatened breach of the provisions of this Section 5.1(b). InCard hereby expressly waives any right to assert inadequacy of consideration as a defense to enforcement of the covenants in this Section 5.1(b) should such enforcement ever become necessary.

5.2.  Further Assurances. Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (a) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary to carry out any of the transactions contemplated hereunder or thereunder, and (c) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective commercially reasonable efforts (i) to obtain all necessary waivers, consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements from other parties to any Assumed Contract; (ii) to obtain all necessary Permits as are required to be obtained under any Regulations applicable to the Contributed Assets or the transactions contemplated by this Agreement and the Ancillary Agreements; (iii) to defend all Actions challenging this Agreement or the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; (iv) to lift or rescind any injunction or restraining order or other Court Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (v) to give all notices to, and make all registrations and filings with third parties, including, without limitation, submissions of information requested by Governmental Authorities; and (vi) to fulfill all conditions to this Agreement. The Company shall provide InCard with a reasonable opportunity to review, comment on and approve any waivers, consents, approvals, notices, orders, registrations and filings to be made, given or used by the Company and shall promptly deliver to InCard a copy of each such registration or filing made, each such notice given and each such waiver, consent, approval or order obtained by the Company prior to the Closing Date.

5.3.  Conduct of Business. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Company shall conduct the portion of the Company’s business related to the Contributed Assets in the ordinary course of business. The Company shall not, without the prior consent of InCard, take any affirmative action, or fail to take any reasonable action within its control, that would in any way adversely impact the value of the Contributed Assets to InCard. InCard, the Company and the Principal Shareholder shall not, without the prior consent of the others, take any affirmative action, or fail to take any reasonable action within its control, that would in any way adversely impact their respective ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

5.4.  No Solicitation. From the date hereof through the Closing or the earlier termination of this Agreement, neither the Company nor the Principal Shareholder shall, and each of them shall cause each of their respective Representatives (including, without limitation, investment bankers, attorneys and accountants), not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than InCard and its Representatives, concerning any sale of all or a portion of the Contributed Assets, or of any shares of capital stock of the Company, other than the sale of any capital stock of the Company representing a minority interest in the Company that would not adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, or any merger, consolidation, liquidation, dissolution or similar transaction involving the Company (each such transaction being referred to herein as a “Proposed Acquisition Transaction”). Neither the Company nor the Principal Shareholder shall, directly or indirectly, through any officer, director, employee, Representative, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person or entity relating to any Proposed Acquisition Transaction or participate in any negotiations regarding, or furnish to any other person any information with respect to the Company for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to seek or effect a Proposed Acquisition Transaction. Each of the Company and the Principal Shareholder hereby represents and warrants that it is not now engaged in discussions or negotiations with any party other than InCard with respect to any of the foregoing. The Company and the Principal Shareholder shall promptly advise such prospective purchaser or soliciting party, by written notice (with a copy to InCard) of the terms of this Section 5.4 and will promptly notify InCard (orally and in writing) if any such offer, or any inquiry or contact with any Person with respect thereto, is made and shall provide InCard with a copy of such offer, the terms of any proposal, including, without limitation, the identity of the prospective purchaser or soliciting party, and shall keep InCard informed on the status of any negotiations regarding such offer. Each of the Company and the Principal Shareholder agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company or the Principal Shareholder is a party.

5.5.  Notification of Certain Matters. From the date hereof through the Closing, the Company and the Principal Shareholder shall give prompt notice to InCard of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any respect and (b) any failure of the Company, the Principal Shareholder or any Affiliate of the Company or the Principal Shareholder, or of any of their respective Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Person under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. Each of the Company and the Principal Shareholder shall promptly notify InCard of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that could in any way materially affect the Contributed Assets or the ability of InCard and the Company to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

5.6.  Investigation by InCard. From the date hereof through the Closing Date, the Company shall, and shall cause its officers, directors, employees and agents to, afford the Representatives of InCard and its Affiliates reasonable access at all reasonable times to the Company for the purpose of inspecting the Contributed Assets, and to the officers, employees, agents, properties, books and records and Contracts of the Company to the extent such access is for the purpose of inspecting the Contributed Assets, and shall furnish InCard and its Representatives all financial, operating, scientific, technical and other data and information related to the Contributed Assets as InCard or its Affiliates, through their respective Representatives, may reasonably request.

5.7.  Tax Matters.

(a)  The Company, the Principal Shareholder and InCard agree to use reasonable efforts to allocate the Equity Consideration and the Assumed Liabilities among the Contributed Assets (the “Asset Allocation”) within 20 days after the Closing Date. To the extent applicable, the Company, the Principal Shareholder and InCard hereby agree that (i) the Asset Allocation shall be completed in the manner required by Code Section 1060 and any counterpart under French Tax law, (ii) they shall comply with all filing, notice and reporting requirements described in Code Section 1060 and the Treasury Regulations promulgated thereunder, including the timely preparation and filing of Form 8594 and any counterpart under French Tax law and (iii) they will report the federal, state, foreign and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with such Asset Allocation. If the Company, the Principal Shareholder and InCard are unable to agree on an Asset Allocation, then an independent qualified valuation firm mutually selected by the Company, the Principal Shareholder and InCard shall resolve any remaining disagreements. Each party will submit to the mutually selected firm such work papers and other documents and information related to the disputed issues as may be requested and are available to that party or its independent public accountants and will be afforded the opportunity to present to the selected valuation firm any material related to the determination and to discuss the determination. The selected qualified valuation firm shall determine as promptly as practicable, but in any event within 20 days of the date on which such dispute is referred to the firm, whether the Asset Allocation was prepared in accordance with the standards set forth in this Section 5.7(a) and (only with respect to the remaining disagreements submitted to the valuation firm) whether and to what extent (if any) the Asset Allocation requires adjustment. The fees and expenses of the selected valuation firm shall be paid one-half by the Company and the Principal Shareholder and one-half by InCard. The determination of the valuation firm shall be final, conclusive and binding on the Parties and each Party shall prepare and file the relevant governmental forms in accordance with such determination. In any Tax proceeding related to the determination of any Tax, neither InCard, the Company nor the Principal Shareholder contend or represent that such allocation determined under this Section 5.7(a) is not a correct allocation. InCard, the Company and the Principal Shareholder shall notify and provide the other parties with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed-upon Asset Allocation.

(b)  The Company, the Principal Shareholder and InCard shall provide the other with such assistance as may reasonably be requested by the other parties in connection with the preparation of any Tax Return, audit or other examination, or any proceeding, by or before any Governmental Authority relating to liability for Taxes, and each party shall retain and provide the requesting party with all books and records or other information which may be relevant to such Tax Return, audit, examination or proceeding. All books, records and information obtained pursuant to this Section 5.7(b) or pursuant to any other provision in this Agreement that provides for the sharing of books, records and information or review of any Tax Return or other instrument relating to Taxes shall be kept confidential by the parties hereto.

(c)  Payments by InCard to the Company under this Agreement (but not under any License Agreement) shall be made free and clear of, and without deduction for any United States withholding Taxes under Section 1442 of the Code.

5.8.  Transition Services.

(a)  Following the Closing Date, the Company shall provide certain transition services to InCard in connection with the Contributed Assets as reasonably requested by InCard. Such services shall be rendered by Cyril Lalo and Philippe Guillaud (or, in case of their unavailability by employees of the Company with the requisite skills and who are as qualified to perform such transition services) (the “Principal Providers”), it being understood that the Company shall use its reasonable commercial efforts to ensure that the transition services are provided by Cyril Lalo and Philippe Guillaud. InCard shall reimburse the Company for the full-time cost and reasonable expenses of the Company incurred with respect to each such Principal Provider during the time in which the Principal Providers are providing such transition services to InCard. Following the Closing Date, InCard shall be permitted to solicit for employment each of the Principal Providers and such other employees of the Company as identified in writing by InCard prior to the Closing Date.

(b)  During the 12 month period following the Closing Date, InCard shall purchase from the Company 800 man-days of additional transition services at a rate of 600 Euros per day pursuant to the terms of the Services Agreement. The Company shall ensure that such transition services are rendered by its employees who have the skills and experience determined by InCard to be necessary to provide such additional services. The employees rendering such services shall be under the sole responsibility and supervision of the Company and shall in no event receive instructions from InCard, nor shall the employees rendering such services be considered employees of InCard. If InCard is not satisfied with the services rendered by such employees, InCard shall have the right to ask the Company to replace such employees rendering the services with different employees; provided that the Company shall retain the full right to decide which of its employees will perform such additional services so long as the Company ensures that such employees have the skills and experience determined by InCard to be necessary to provide such additional services.

(c)  Title to all Intellectual Property, and all interest therein, created in connection any transition services rendered by employees of the Company to InCard pursuant to this Section 5.8 shall vest in InCard, and such Intellectual Property shall be a work made for hire and made in the course of providing the such transition services. The Company shall, and shall cause such employees rendering transition services to InCard to, assign, transfer and convey to InCard all right, title and interest in and to such Intellectual Property. All such Intellectual Property shall belong exclusively to InCard, with InCard having the right to obtain, and to hold in its own name, copyrights, trademarks, patents, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof; further, it is understood and agreed by the Parties that the Company shall have no obligation to register any of such intellectual property and that the registration of such intellectual property (including the payment of all costs and expenses related thereto) shall be the sole obligation of InCard. The Company agrees to give InCard, and any person designated by InCard, reasonable assistance, at InCard’s expense, required to perfect the rights defined in this Section 5.8(c).

(d)  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign to InCard any employees of the Company or any claim or right or any benefit arising thereunder or resulting therefrom.

5.9.  Electrostatic Patent. InCard hereby agrees that, following the filing by InCard with the United States Patent and Trademark Office of an application to register a patent with respect to, and the issuance to InCard by the United States Patent and Trademark Office of a patent for, the Electrostatic Technology (the “Electrostatic Patent”), InCard shall, in exchange for reimbursement by the Company to InCard of 50% of the costs related to the creation and registration of the Electrostatic Patent, grant to the Company an irrevocable, fully paid-up, exclusive, transferable, royalty-free right and license to make, have made, use, sell and have sold products solely for use in a credit card size card that emits an encrypted sound signal which but for such license would infringe the Electrostatic Patent.

5.10.  Consents to Assignment. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Contract or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or Default thereof or in any way adversely affect the rights of InCard thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that InCard would not receive all such rights, InCard shall have the option of (a) excluding any such Contract or any claim or right or any benefit arising thereunder or resulting therefrom or (b) requiring the Company to use its best efforts to provide to InCard after the Closing Date the benefits of such Contracts, including, without limitation, enforcement for the benefit of InCard of any and all rights of the Company against a third party thereto arising out of the breach or cancellation by such third party or otherwise. Nothing in this Agreement shall be construed as an attempt to assign any agreement or other instrument that by its terms is non-assignable without the consent of a third party. Nothing in this Section 5.9 shall affect InCard’s right to terminate this Agreement under Section 8.1 in the event that any such consent or approval is not obtained such that the condition to Closing set forth in Section 6.2(b) hereof is not reasonably capable of being satisfied.

5.11.  Right of First Refusal.

(a)  Notice of Proposed Sale. In the event that the Company, or any of its officers, directors, shareholders, employees or Affiliates offers for sale or receives an offer to purchase (a “Sale Offer”) all or a portion of the Intellectual Property associated with, incorporated into or related to the nC AudioCard (the “nC AudioCard Assets”) by or from any Person during the four year period following the Closing Date, whether in writing or orally, and whether through an asset sale, a sale of a controlling interest in the Company or a merger or consolidation or similar transaction involving the Company, the Company shall promptly deliver written notice of such Sale Offer (the “ROFR Notice”) to InCard. The ROFR Notice shall describe in reasonable detail the Sale Offer, including, without limitation, the consideration to be paid for the nC AudioCard Assets and any other material terms and conditions upon which the Sale Offer has been made, along with copies of all material proposed agreements relating to such Sale Offer, including but not limited to, purchase agreements and other agreements or documents reasonably requested by Buyer.

(b)  Right of First Refusal. InCard shall have the option, exercisable upon written notice to the Company within 60 days after delivery of the ROFR Notice to purchase all or a portion of the nC AudioCard Assets that are subject to the Sale Offer upon the terms and conditions substantially set forth in the ROFR Notice. In the event that InCard declines to exercise in full its right of first refusal set forth in this Section 5.11(b), the Company then shall have the right to sell any nC AudioCard Assets subject to the Sale Offer with respect to which InCard did not exercise its right of first refusal set forth in this Section 5.11(b), provided that such sale is on terms no more favorable to the Company than the terms specified in the ROFR Notice.

5.12.  VASCO and RSA Accounts Receivable.

(a)  Promptly following the Closing Date, but in any event within 10 calendar days thereof, the Company shall pay to InCard by check or by wire transfer of immediately available funds to a bank account designated by InCard 50,000 Euros which represents all sums paid by VASCO to the Company less all costs and expenses paid by the Company to VASCO incurred by VASCO with respect to the products developed and the services performed by VASCO pursuant to that certain Letter of Intent, dated October 28, 2005, by and among VASCO, the Company and InCard.

(b)  Promptly following the receipt by the Company of the payment by RSA of the amounts invoiced by the Company to RSA pursuant to that certain Development and Evaluation Agreement, dated May 2006, by and among RSA, the Company and InCard, but in any event within 10 calendar days thereof, the Company shall pay to InCard by check or by wire transfer of immediately available funds to a bank account designated by InCard 11,778 Euros which represents all amounts invoiced less all costs and expenses incurred or paid by the Company with respect to the products developed and services performed for RSA pursuant to such agreement.

5.13.  Publicity. Neither the Company, the Principal Shareholder nor InCard shall reveal publicly the terms of this Agreement or of the Ancillary Agreements without the consent of the other parties, except as required by law.

ARTICLE VI.
CONDITIONS TO CLOSING

6.1.  Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions provided for hereby are subject, in the discretion of the Company, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Company:

(a)  Representations, Warranties and Covenants. All representations and warranties of InCard contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date (in each case without giving effect to materiality qualifications) and InCard shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by InCard prior to or on the Closing Date.

(b)  No Actions or Court Orders. No suit, action, investigation, inquiry or other proceeding by any Governmental Authority or other Person or legal or administrative proceeding shall have been instituted or threatened which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or the Ancillary Agreements or which questions the validity or legality of the transactions contemplated hereby or thereby or the ability of the Company to transfer the Contributed Assets free and clear of any Encumbrances.

(c)  Authorization. The Company shall have received from InCard a copy of resolutions adopted by the board of directors of InCard approving this Agreement and the Ancillary Agreements to which InCard is a party and the transactions contemplated hereby and thereby, certified by InCard’s corporate secretary.

(d)  Ancillary Agreements. InCard shall have executed and delivered the Ancillary Agreements to which InCard is a party.

(e)  Other Deliveries. InCard shall have delivered to the Company each of the items set forth in Section 2.2(a) hereof.

6.2.  Conditions to Obligations of InCard. The obligations of InCard to consummate the transactions provided for hereby are subject, in the discretion of InCard, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by InCard:

(a)  Representations, Warranties and Covenants. All representations and warranties of the Company and the Principal Shareholder contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date (in each case without giving effect to materiality qualifications) and the Company and the Principal Shareholder shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by the Company or the Principal Shareholder prior to or on the Closing Date.

(b)  Consents; Regulatory Compliance and Approval. Any third-party and governmental consents, approvals or authorizations necessary for the valid consummation of the transactions contemplated hereby as set forth on Schedule 3.4 of the Disclosure Schedules shall have been obtained in written form evidencing such consent.

(c)  No Actions or Court Orders. No suit, action, investigation, inquiry or other proceeding by any Governmental Authorities or other Person or legal or administrative proceeding shall have been instituted or threatened which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or which questions the validity or legality of the transactions contemplated hereby or the ability of the Company to transfer the Contributed Assets free and clear of any Encumbrances.

(d)  Authorization. InCard shall have received from the Company a copy of the resolutions adopted by the board of directors and shareholders (or analogous body) of the Company approving this Agreement and the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby, certified by the Company’s corporate secretary.

(e)  Transfer and Assignment. The documents to be delivered by the Company at the Closing to effect the transfer and assignment to InCard of all right, title and interest in and to the Contributed Assets shall be effective to do so.

(f)  Ancillary Agreements. Each of the Company shall have executed and delivered the Ancillary Agreements to which it is a party.

(g)  Other Deliveries. The Company shall have delivered to InCard each of the items set forth in Section 2.2(b) hereof.

ARTICLE VII.
INDEMNIFICATION; REMEDIES

7.1.  Limitation on Survival of Representations and Warranties. All of the representations and warranties made by each party in this Agreement or in any attachment, Exhibit, the Disclosure Schedules, certificate, document or list delivered by any such party pursuant hereto shall survive the Closing for a period of (and claims based upon or arising out of such representations and warranties may be asserted at any time before the date which shall be) one year following the Closing (except that the representations and warranties set forth in Sections 3.1, 3.2, and 3.3 hereof shall survive indefinitely with respect to the matters addressed in such sections and the representations and warranties set forth in Section 3.11 shall survive until 60 days after the end of the expiration of the applicable statute of limitations (including any extensions)). InCard shall be entitled to rely upon the representations and warranties of the Company and the Principal Shareholder set forth in this Agreement, and the Company and the Principal Shareholder shall be entitled to rely upon the representations and warranties of InCard set forth in this Agreement. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the applicable party prior to the expiration of the applicable survival period provided herein.

7.2.  Indemnification.

(a)  By the Company. The Company shall indemnify, save and hold harmless InCard and its members, Affiliates and subsidiaries, and their respective Representatives (collectively, the “InCard Indemnitees”), from and against any and all costs, losses, Taxes, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, expenses (whether or not arising out of third-party claims), reasonable attorneys’ fees and other amounts paid in investigation, defense or settlement of any of the foregoing (herein, “Damages”), incurred in connection with, arising out of or resulting from (i) any breach of any representation or warranty or the inaccuracy of any representation made by the Company in or pursuant to this Agreement (in each case, without giving effect to materiality qualifications); (ii) any breach of any covenant or agreement made by the Company or the Principal Shareholder in or pursuant to this Agreement or (iii) the Excluded Liabilities (including, without limitation, any Liability for Taxes of the Company or the Principal Shareholder, including, without limitation, as a result of being or having been a member of an affiliated, consolidated, combined or unitary group or by reason of any Tax sharing or indemnification agreement).

The term “Damages” as used in this Article VII (A) is not limited to matters asserted by third parties against the Company, the Principal Shareholder or InCard, but includes Damages incurred or sustained by the Company, the Principal Shareholder or InCard in the absence of third-party claims, but (B) shall exclude Damages incurred or sustained by the Company, the Principal Shareholder or InCard in the absence of third-party claims to the extent that they were not reasonably foreseeable at the time of execution hereof.

(b)  By InCard. InCard shall indemnify and save and hold harmless the Company, the Principal Shareholder and their respective Representatives (collectively, the “Company Indemnitees”) from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by InCard in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by InCard in or pursuant to this Agreement, (iii) the Assumed Liabilities or (iv) any United States withholding Taxes under Section 1442 of the Code assessed to the Company from payments under this Agreement (but not including payments under any License Agreement).

(c)  Cooperation. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

(d)  Claims Between the Indemnifying Parties. References in this Article VII to “indemnifying party” when an InCard Indemnitee is an indemnified party shall be deemed references to the Company.

(e)  Defense of Third-Party Claims. If a claim for Damages (a “Claim”) is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, subject to this Article VII, give written notice (a “Claim Notice”) to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article VII, provided that the failure of any indemnified party to give prompt notice hereunder shall not affect rights to indemnification hereunder except to the extent that the indemnifying party is damaged by such failure or the Damages that are the subject of the Claim are exacerbated. If any lawsuit or enforcement action is filed by a third party against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable, provided that the failure of any indemnified party to give prompt notice hereunder shall not affect rights to indemnification hereunder except to the extent that the indemnifying party is damaged by such failure or the Damages that are the subject of the Claim are exacerbated. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party’s cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld; provided, however, if the resolution of any such Claim is reasonably expected to have an adverse effect on the indemnified party’s business operations, then, notwithstanding the foregoing, the indemnified party shall be entitled to control such resolution, including, without limitation, to take control of the defense and investigation of such lawsuit or action, to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party’s cost, risk and expense, and to compromise or settle such Claim.

If the indemnifying party fails to assume the defense of such claim within thirty (30) calendar days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party’s cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party; provided, however, that such Claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Article VII and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment. The right to indemnification, payment of Damages or other remedy based on any representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable or being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedies based on such representations, warranties, covenants and obligations.

(f)  Limitations on Indemnity. Claims based upon or arising out of representations and warranties made by each party in this Agreement or in any attachment, Exhibit, the Disclosure Schedules, certificate, document or list delivered by any such party pursuant hereto may be asserted at any time before the date which shall be one year following the Closing, after which time no such Claims may be asserted and no indemnification shall be due therefor. Neither InCard, on the one hand, nor the Company, on the other hand, shall be liable to the other for Claims arising exclusively under Sections 7.2(a)(i) or 7.2(b)(i) hereof unless the aggregate amount of Damages finally determined to arise thereunder exceeds U.S.$50,000, in which event the indemnifying party shall be required to pay the full amount of such Damages from the first dollar; provided, that neither InCard, on the one hand, nor the Company, on the other hand, shall be liable to the other for Claims arising exclusively under Sections 7.2(a)(i) or 7.2(b)(i) hereof in excess of 30% of the Stock Value (the “Cap”); provided, however, that in no event shall the limitations set forth in this Section 7.2(g) apply (i) in the case of intentional misrepresentation, intentional breaches of covenants or fraud, or (ii) to inaccuracies in or breaches of any of the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.5 or 3.11 hereof.

(g)  Exclusive Remedy. The parties agree and acknowledge that the right to cancel shares of InCard Common Stock constituting the Equity Consideration shall be the InCard Indemnitees’ exclusive method of receiving indemnification from the Company under Section 7.1(a)(i) hereof, except in the case of Damages incurred in connection with, arising out of, resulting from or incident to any breach of any representation or warranty or the inaccuracy of any representation made by the Principal Shareholder in or pursuant to this Agreement or any intentional misrepresentation, intentional breaches of covenants or fraud, with respect to which the InCard Indemnitees shall be entitled to pursue any other available remedies at law or equity, including the recovery of money damages, in addition to any remedies available to the InCard Indemnitees pursuant to this Article VII. Upon the resolution of any Claim with respect to which the Buyer Indemnitees are entitled to indemnification from the Company under Section 7.1(a)(i) hereof, the Company shall surrender to InCard a share certificate(s) representing such number of shares of InCard Common Stock equal to (i) the amount of Damages with respect to which the InCard Indemnitees are entitled to indemnification from the Company pursuant to such Claim divided by (ii) the last sale price per share of InCard Common Stock sold on the OTC Bulletin Board on the date set forth on the corresponding Claim Notice. In the event that the share certificate(s) so surrendered by the Company represent a number of shares of InCard Common Stock greater than the number of shares to be surrendered by the Company as calculated in the immediately preceding sentence, then, promptly upon receipt of such certificate(s), InCard shall issue to the Company a new share certificate(s) representing such number of shares of InCard Common Stock equal to the number of shares of InCard Common Stock represented by the certificate(s) so surrendered by the Company less the number of shares to be surrendered by the Company as calculated in the immediately preceding sentence. The Company agrees that it will not contribute or otherwise transfer to the Principal Shareholder any shares of InCard Common Stock constituting the Equity Consideration prior to the one year anniversary of the Closing Date.

ARTICLE VIII.
TERMINATION

8.1.  Termination. This Agreement may be terminated at any time prior to Closing:

(a)  By mutual written consent of InCard and the Company;

(b)  By InCard or the Company if the Closing shall not have occurred on or before August 1, 2006; provided, however, that this provision shall not be available to InCard if the Company has the right to terminate this Agreement under clause (d) of this Section 8.1, and this provision shall not be available to the Company if InCard have the right to terminate this Agreement under clause (c) of this Section 8.1;

(c)  By InCard if there is a material breach of any representation or warranty set forth in Article III hereof or any covenant or agreement to be complied with or performed by the Company or the Principal Shareholder pursuant to the terms of this Agreement or the failure of a condition set forth in Section 6.2 hereof to be satisfied (and such condition is not waived in writing by InCard) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Section 6.2 hereof to be satisfied on or prior to the Closing Date, provided that InCard may not terminate this Agreement prior to the Closing if the Company and the Principal Shareholder have not had an adequate opportunity to cure such failure; or

(d)  By the Company if there is a material breach of any representation or warranty set forth in Article IV hereof or of any covenant or agreement to be complied with or performed by InCard pursuant to the terms of this Agreement or the failure of a condition set forth in Section 6.1 hereof to be satisfied (and such condition is not waived in writing by the Company and the Principal Shareholder) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Section 6.1 hereof to be satisfied on or prior to the Closing Date; provided that the Company may not terminate this Agreement prior to the Closing Date if InCard has not had an adequate opportunity to cure such failure.

8.2.  Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1 hereof:

(a)  Each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

(b)  No party hereto shall have any Liability to any other party to this Agreement, except as stated in this Section 8.2 and except for any breach of this Agreement occurring prior to the proper termination of this Agreement.

The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

ARTICLE IX.
MISCELLANEOUS

9.1.  Defined Terms. As used herein, the terms below shall have the following meanings. Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Action” shall mean any action, complaint, inquiries, complaints, assessments, inspections, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, civil or criminal investigation, in each case, of any nature whatsoever.

“Affiliate” shall have the meaning set forth in the Exchange Act.

“Affiliated Group” shall mean an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company is or has been a member.

“Ancillary Agreements” shall mean the following agreements: (a) the Bill of Sale, (b) the Assignment of Contract Rights, (c) the Assignment of Intellectual Property; (d) Assumption Agreement, (e) the Reseller Agreements, (f) the License Agreements, (g) the Services Agreement and (h) all other agreements, instruments, documents and certificates executed, filed or otherwise prepared, exchanged or delivered in accordance with this Agreement.

“Assignment of Contract Rights” means that certain assignment of contract rights, substantially in the form attached hereto as Exhibit A, to be entered into at Closing by the Company in favor of InCard.

“Assignment of Intellectual Property Rights” means that certain assignment of intellectual property and proprietary rights, substantially in the form attached hereto as Exhibit B, to be entered into at Closing by the Company in favor of InCard.

“Assumed Contracts” shall mean the Contracts identified on Annex I-B attached hereto.

“Assumption Agreement” means that certain assumption agreement, substantially in the form attached hereto as Exhibit C, to be entered into at Closing by the InCard in favor of the Company.

“Beep Patent” shall mean the Company’s patent relating to the technology allowing for the emission of an encrypted sound signal representing a dynamic password from financial transaction and similar cards (#15602 FR).

“Bill of Sale” means that certain bill of sale, substantially in the form attached hereto as Exhibit D, to be entered into at Closing by the Company in favor of InCard.

“Business Day” shall mean a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

“Buzzer Patents” shall mean the Company’s patents relating to the technology allowing for the emission of a monophonic musical tone from financial transaction and similar cards (“Procédé pour émettre des signaux acoustiques à partir d’une carte à mémoire ou à puce pour la mise en oeuvre du procédé” #EP 1 031 229, #6,748,359 and Application #519539/00 dated November 4, 1998)

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” shall mean, with respect to the Contributed Assets, any and all Intellectual Property that is owned by, purported to be owned by, or exclusively licensed to the Company.

“Company Registered Intellectual Property” shall mean, with respect to the Contributed Assets, the applications, registrations and filings for Intellectual Property that have been registered, filed, certified or otherwise perfected or recorded, with or by any Governmental Authority, by or in the name of the Company.

“Contract” shall mean any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, practice, covenant not to compete, company benefits plan, license, instrument, obligation, promise or commitment (in each case, whether written or oral and whether expressed or implied) to which the Company is a party or is bound.

“Contribution Agreement” shall mean that certain agreement, in the French language, regarding the contribution of the Contributed Assets to InCard in exchange for the Equity Consideration, entered into by and between InCard and the Company, to be registered with the French tax authorities substantially in the form attached hereto as Exhibit E.

“Court Order” shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or Governmental Authority, department or authority that is binding on any person or its property under applicable law.

“Default” shall mean (a) a breach of or default under any Contract, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract.

“Disclosure Schedules” shall mean a schedule executed and delivered by the Company and the Principal Shareholder to InCard as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article III hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedules.

“Electrostatic Technology” shall mean that certain technology developed by InCard and the Company under the JDA, which technology prevents the magnetic reset of displays incorporated into credit card size cards such as the nC DisplayCard or the nC Audio Card.

“Encumbrance” shall mean any claim, lien, pledge, option, charge, community property interest, equitable interest, right of first refusal or restriction of any kind, easement, security interest, deed of trust, mortgage, pledge, hypothecation, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” shall mean any government, governmental entity, department, commission, board, agency or instrumentality, and any court, arbitrator, tribunal or judicial body of any nation, state, province, municipality or other jurisdiction of any nature, including, without limitation, the European Union, any of its member states or any political subdivision thereof, any entity or body exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, whether national or international, and any governmental or judicial tribunal of competent jurisdiction.

“Intellectual Property” shall mean any and all rights in or affecting intellectual or industrial property or other proprietary rights, existing now or in the future in the United States or anywhere in the universe. Intellectual Property includes, without limitation, any and all rights in, to, or subsisting in the following:

(a) all issued patents, reissued or reexamined patents, revivals of patents, divisions, continuations and continuations-in-part of patents, all renewals and extensions thereof utility models, and certificates of invention, regardless of country or formal name;

(b) all published or unpublished nonprovisional and provisional patent applications, including the right to file other or further applications, reexamination proceedings, invention disclosures and records of invention;

(c) all copyrights, copyrightable works, semiconductor topography and mask work rights, including, without limitation, all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and ownership of copyrightable works, semiconductor topography works and mask works, the right to create derivative works, and all applications for registration, registrations, renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions;

(d) all trademarks, service marks, logos, trade names, domain names, 1-800, 1-888, 1-877 and other “vanity” telephone numbers, together with the goodwill of the business associated therewith, all applications for registration and registrations thereof, renewals thereof, the right to bring opposition and cancellation proceedings and any and all rights under the laws of trade dress;

(e) all proprietary information and materials, whether or not patentable or copyrightable, and whether or not reduced to practice, including without limitation all technology, ideas, research and development, inventions, designs, manufacturing and operating specifications and processes, know-how, formulae, customer and supplier lists, shop rights, designs, drawings, patterns, trade secrets, confidential information, technical data, databases, data compilations and collections, computer programs, and all hardware, software and processes;

(f) all other intangible assets, properties and rights relating to the foregoing paragraphs (a) through (e); and

(g) all claims, causes of action and rights to sue for past, present and future infringement, misappropriation or unconsented use of any of the foregoing intellectual and other proprietary rights set forth in the foregoing paragraphs (a) through (f), the right to file applications and obtain registrations, and all rights arising therefrom and pertaining thereto and all products, proceeds and revenues arising from or relating to any and all of the foregoing.

“Inventory” shall mean all inventory of components, supplies and finished product maintained by the Company related to the nC DisplayCard products or prototypes, including without limitation all batteries for the nC DisplayCard held by Solicore, Inc. on the Closing Date.

“Knowledge” shall mean and an individual shall be deemed to have “Knowledge” of a particular fact or matter if:

(a)  such individual is actually aware of such fact or other matter; or

(b)  a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter.

A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, trustee of, or partner in, such Person (or in any similar capacity) has, or had at any time had, Knowledge of such fact or other matter.

“Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, deferred income, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other, and shall include all reserves which shall include a reserve for Taxes.

“License Agreements” shall mean the License Agreements by and between InCard and the Company to be entered into on the Closing Date, substantially in the forms attached hereto as Exhibits F and G.

“nC AudioCard” shall mean the Company’s credit card size cards containing identification mode (recognition of the caller) and authentication technology that the Company presently markets under the brand name “nC AudioCard” (including any future upgrades thereto and improvements thereon).

“ordinary course of business” or “ordinary course” or any similar phrase shall describe any action taken by a Person if:

(a)  such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b)  such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Person exercising similar authority) and is not required to be authorized by the parent company (if any) of such Person; and

(c)  such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Person exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” shall mean (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (f) any amendment to any of the foregoing.

“Permits” shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of the Company’s business (including ownership of the Agreed Domain Names).

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

“Regulations” shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any Governmental Authority, including, without limitation, environmental Regulations, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

“Representative” shall mean any officer, director, principal, attorney, agent, employee or other representative.

“Reseller Agreements” shall mean the Reseller Agreements by and between InCard and the Company to be entered into on the Closing Date, substantially in the form attached hereto as Exhibit H.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Services Agreement” shall mean that certain Services Agreement by and between the Company and InCard to be entered into on the Closing Date, substantially in the form attached hereto as Exhibit I.

“Straddle Period” shall mean any period beginning before the Closing Date and ending after the Closing Date.

“Source Code” shall mean computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedures, object-oriented and other code, which may be printed out or displayed in human readable form.

“Subsidiary” shall mean (a) any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, (b) any partnership in which the Company is a general partner, or (c) any partnership in which the Company possesses a 50% or greater interest in the total capital or total income of such partnership.

“Tax” shall mean any and all taxes, including, without limitation, any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (United States (federal, state or local) or foreign).

“Tax Return” shall mean any return, report, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with any taxing authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Tangible Property” shall mean all computer equipment and other furniture, equipment and other tangible personal property owned or used by the Company, including any such furniture, equipment or other tangible personal property used by the Company pursuant to a license, lease or similar right.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section

Agreement	Preamble
Asset Allocation	5.7(a)
Assumed Liabilities	1.2
Cap	7.2(g)
Claim	7.2(e)
Claim Notice	7.2(e)
Closing	2.1
Closing Date	2.1
Company	Preamble
Company Competitive Activities	5.1(a)
Company Indemnitees	7.2(b)
Company Restricted Persons	5.1(a)
Contributed Assets	1.1
Contributed Assets Confidential Information	5.1(a)
Damages	7.2(a)
Dispute Notice	9.15
Disputes	9.15
Electrostatic Patent	5.9
Equity Consideration	1.5
Excluded Liabilities	1.3
InCard	Preamble
InCard Common Stock	1.5
InCard Competitive Activities	5.1(b)
InCard Indemnitees	7.2(a)
InCard Preferred Stock	4.2
InCard Restricted Persons	5.1(b)
InCard SEC Filings	4.6(a)
JDA Termination	1.4
Joint Development Agreement	Recital A
Mark	3.10(a)
NagraID	2.2(a)
nC AudioCard Assets	5.10(a)
nC AudioCard Confidential Information	5.1(b)
nC DisplayCard	Recital A
Principal Providers	5.8(a)
Principal Shareholder	Preamble
Proposed Acquisition Transaction	5.4
Restricted Period	5.1(a)
ROFR Notice	5.10(a)
RSA	1.1(d)
Sale Offer	5.10(a)
SmartDisplayer	1.1(c)
Stock Value	1.5
Transfer Taxes	1.7
VASCO	1.2(b)

9.2.  Notices. All notices, requests, demands, Claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by confirmed facsimile with a copy sent by another means specified herein; the Business Day after it is sent if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g. Federal Express); and five Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Principal Shareholder, addressed to:

Prosodie S.A.
150, rue Galliéni
92641 Boulogne Cedex
France
Attn: André Saint-Mleux
Telephone: +33 (0) 1 46 84 11 64
Fax: +33 (0) 1 46 84 02 26

With a copy to:

Baker & McKenzie
32, avenue Kléber
BP 2112
75771 Paris Cedex 16
France
Attn: Alyssa Gallot
Telephone: +33 (0) 1 44 17 53 61
Fax: +33 (0) 1 44 17 75 03

If to the Company, addressed to:

nCryptone S.A.
150, rue Galliéni
92641 Boulogne Cedex
France
Attn: André Saint-Mleux
Telephone: +33 (0) 1 46 84 11 64
Fax: +33 (0) 1 46 84 02 26

With a copy to:

Baker & McKenzie
32, avenue Kléber
BP 2112
75771 Paris Cedex 16
France
Attn: Alyssa Gallot
Telephone: +33 (0) 1 44 17 53 61
Fax: +33 (0) 1 44 17 75 03

If to InCard, addressed to:

Innovative Card Technologies, Inc. 11601 Wilshire Blvd., Suite 2150
Los Angeles, California 90025 Attn: Bennet Tchaikovsky, CPA, Esq.
Telephone: (310) 312-1122
Fax: (310) 496-2693

With a copy to:

Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles, California 90071
Attn: David M. Hernand, Esq.
Telephone: (213) 485-1234
Fax: (213) 891-8763

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

9.3.  Rules of Construction. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or document.

9.4.  Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9.5.  Entire Agreement. This Agreement, including the Exhibits and Annexes attached hereto, the Disclosure Schedules and the other agreements, documents and written understandings referred to herein or otherwise entered into or delivered by the parties hereto on the date of this Agreement (including without limitation the Ancillary Agreements), constitute the entire agreement and understanding and supersede all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any director, officer, employee, agent, Affiliate or Representative of any party hereto. There are no covenants, agreements, undertakings or obligations with respect to the subject matter of this Agreement other than those expressly set forth or referred to herein or in other agreements, documents and written understandings entered into or delivered by the parties hereto on the date of this Agreement, and no representations or warranties of any kind or nature whatsoever, express or implied, including any implied warranties of merchantability or fitness for a particular purpose, are made or shall be deemed to be made herein by the parties hereto except those expressly made herein.

9.6.  Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Principal Shareholder or the Company without the prior written consent of InCard, or assigned by InCard without the prior written consent of the Principal Shareholder and the Company, except that InCard may, without such consent but with prior notice to the Principal Shareholder and the Company, assign its rights hereunder; provided that, if such assignment by InCard is made prior to the Closing, then such assignment shall require the prior written consent of the Principal Shareholder and the Company unless such assignee is an Affiliate of InCard ultimately controlled by substantially the same Persons who own InCard; provided, further, that such assignee executes a joinder to and agrees to be bound by this Agreement. No such assignment shall release the assignor from any of its obligations hereunder.

9.7.  Amendment or Modification. This Agreement may not be amended except in an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

9.8.  Waiver. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

9.9.  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

9.10.  Burden and Benefit. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision hereof; provided, however, that any Person that is not a party to this Agreement but, by the terms of Article VII, is entitled to indemnification, shall be considered a third-party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

9.11.  Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by the law of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

9.12.  Consent to Jurisdiction. Subject to Section 9.15 hereof, each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court, or Federal court of the United States of America, sitting in New York, and any appellate court from any thereof, (i) should emergency relief be required, (ii) for the purposes of enforcing any judgment rendered pursuant to the foregoing, (iii) for the purposes of enforcing any arbitration award under Section 9.15 hereof or (iv) in the event a Dispute is determined to be unarbitrable pursuant to an arbitration decision rendered in application of Section 9.15 hereof, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such New York State or Federal court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such New York State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.13.  Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

9.14.  Legal Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable legal fees, incurred in connection with such action, including any appeal of such action.

9.15.  Arbitration. It is understood and agreed between the parties hereto that if the transactions contemplated by this Agreement are consummated, from and after the Closing Date, any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including, but not limited to, tort and contract claims, and claims upon any law, statute, order, or regulation) (hereinafter “Disputes”), arising out of, in connection with, or in relation to this Agreement or questions of arbitrability under this Agreement, shall be resolved pursuant to the following procedures:

(i) Any party may send another party or parties written notice identifying the matter in dispute and invoking the procedures of this Section (the “Dispute Notice”). Within 14 days from delivery of the Dispute Notice, each party involved in the dispute shall meet at a mutually agreed location in New York City, New York, for the purpose of determining whether they can resolve the dispute themselves by written agreement.

(ii) All Disputes arising under this Agreement which are not settled amicably as specified above shall be referred to and finally determined by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce as in force at the time when initiating the arbitration. The arbitration panel shall consist of three arbitrators. The Principal Shareholder and the Company shall select one arbitrator and InCard shall select one arbitrator. The two arbitrators selected by the parties shall mutually agree upon the third arbitrator. The place of arbitration shall be New York, New York. The language to be used in the arbitration proceedings shall be English. The arbitration decision shall be final and binding upon the parties and the parties agree that any award granted pursuant to such decision may be entered forthwith in any court of competent jurisdiction.

9.16.  Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably, and in a manner for which monetary damages would not be an adequate remedy, in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

9.17.  Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

9.18.  Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated herein are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the party incurring such expenses.

9.19.  Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

9.20.  Execution and Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument. The parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email, by each party of a signed signature page to this Agreement to the other party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first set forth above.

INNOVATIVE CARD TECHNOLOGIES, INC.

By:
Name:
Title:

nCRYPTONE, S.A.

By:
Name:
Title:

PROSODIE, S.A.

By:
Name:
Title:

S-1